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                                                                    EXHIBIT 99

                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

    Investor Relations Contact:             Public Relations Contact:
    John W. Hudson                          Anne Shannon
    Parametric Technology Corp.             Parametric Technology Corp.
    (781) 398-5561                          (781) 398-5628

PARAMETRIC TECHNOLOGY COMPLETES COMPUTERVISION MERGER

WALTHAM, Mass., January 12, 1998 -- Parametric Technology Corporation (NASDAQ:
PMTC) today completed its previously announced merger with Computervision Corporation (NYSE: CVN), effective at the close of trading. The merger followed approval by Computervision's shareholders at a special meeting held this morning. Computervision will now operate as a wholly owned subsidiary of Parametric Technology.

In connection with the merger, Parametric Technology will issue approximately
5.8 million shares of PTC common stock, based on an exchange ratio of .0866 shares of PTC stock for each share of Computervision stock.

"Parametric Technology's strategic acquisition of Computervision is a strong positive for customers and shareholders alike," said Steven C. Walske, chairman and chief executive officer of Parametric Technology. "The completed acquisition immediately elevates our global business presence into the highest levels of the automotive and aerospace industries. It also underscores our serious commitment to end-to-end product development solutions at the enterprise level, and it solidifies our status as a truly world-class business partner to our customers. We look forward to building on the successful customer relationships that Computervision has fostered over the past 27 years."

By completing its merger with Computervision, Parametric Technology Corporation now becomes the world's sixth largest independent software company and remains the CAD/CAM/CAE industry's leading supplier of software tools used to automate the mechanical development of a product from its conceptual design through production. Worldwide, more than 15,000 companies employ PTC's integrated software technologies to reduce time to market, improve engineering processes, and optimize product quality. Parametric Technology's growth strategy emphasizes technological leadership, aggressive price/performance, hardware independence, worldwide distribution, and extensive customer support.